Exhibit 99.13

Execution Version

FOSUN INTERNATIONAL LIMITED

復星國際有限公司

AS THE CHARGOR

AND

NATIXIS

AS THE CHARGEE

SECURITY AGREEMENT

CONTENTS

Clause	Page

1.	Interpretation	1
2.	Covenant to Pay	7
3.	Creation of Security	8
4.	Negative Pledge and Restrictions on Disposal	9
5.	Representations and Warranties	10
6.	Perfection of Security	14
7.	Further Assurance	14
8.	Covenants	15
9.	Collateral Shares	16
10.	Enforcement of Security	18
11.	Appointment and Rights of Receivers	19
12.	Powers and Rights of Receivers	20
13.	Application of Proceeds	21
14.	Protection of Chargee and Receiver	21
15.	Protection of Third Parties	23
16.	Continuation and Preservation of Security	23
17.	Power of Attorney	24
18.	Amendments, Waivers and Remedies	24
19.	Reinstatement and Release	25
20.	Currency	25
21.	Third Party Rights	26
22.	No Set-off by Chargor	26
23.	Ruling Off	26
24.	Redemption of Prior Charges	26
25.	Notices	26
26.	Assignments and Transfers	28
27.	Miscellaneous	29
28.	Governing Law and Jurisdiction	29
29.	Service of Process	30

THIS DEED is entered into as a deed on 14 June 2024

BETWEEN:

(1)	FOSUN INTERNATIONAL LIMITED 復星國際有限公司, a public company limited by shares incorporated under the laws of Hong Kong with its registered office at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong with registered number 0942079 (the "Chargor"); and

(2)	NATIXIS (the "Chargee").

IT IS AGREED as follows:

1.              INTERPRETATION

1.1            Definitions

Save as otherwise provided in this Deed, the following words and phrases have the following meanings throughout this Deed:

"Accounts" means, collectively, the Cash Account and the Securities Account and any reference to an Account shall mean either one of them as the context may require.

"Administration Event" means:

(a)	the presentation of an application to the court for the making of an administration order in relation to the Chargor; or

(b)	the giving of written notice by any person (who is entitled to do so) of its intention to appoint an administrator of the Chargor or the filing of such a notice with the court.

"Cash" has the meaning given to it in the Custody Agreement.

"Cash Account" means the cash account with account number 0093630000 held in the name of the Chargor with the Custodian (as such account may from time to time be subsequently replaced, re-numbered or otherwise substituted).

"Charged Property" means any and all the assets and undertakings of the Chargor which from time to time are subject of the Security pursuant to this Deed.

"Clearing System" means:

(a)	the principal domestic clearance system customarily used for settling trades in the Shares;

(b)	any person whose business is or includes the provision of clearance service or the provision of security accounts; or

(c)	any nominee or depository for such person.

"Collateral Cash" means all monies from time to time standing to the credit of the Cash Account together with any interest from time to time accruing in respect of such monies.

"Collateral Shares" means all present and future Securities (including the Shares) from time to time standing to the credit of the Securities Account.

"Confirmation" means the confirmation evidencing the total return swap transaction with a trade date of 16 September 2019 referencing the shares of Lanvin Group Holdings Limited entered into between the Chargor (as Counterparty) and the Chargee (as Natixis), as amended and restated on or about the date of this Deed.

"Custody Agreement" means the custody agreement dated on or about the date of this Agreement between the Chargor, the Chargee and the Custodian in respect of the Accounts.

"Custodian" means The Bank of New York Mellon, London Branch.

"Delegate" means a delegate or sub-delegate appointed under Clause 14.5 (Delegation).

"Enforcement Event" means:

(a)	the occurrence of an Event of Default under the Master Agreement in respect of which the Chargor is the Defaulting Party; or

(b)	the designation by the Chargee of an Early Termination Date under the Master Agreement; or

(c)	the failure of the Chargor to pay any Early Termination Amount or Cancellation Amount due to the Chargee under the Master Agreement.

"Financial Collateral" has the meaning given to it in the Financial Collateral Regulations.

"Financial Collateral Regulations" means the Financial Collateral Arrangements (No.2) Regulations 2003 (as amended).

"Master Agreement" means the 2002 ISDA Master Agreement between the Chargor and Chargee dated as of 12 September 2017.

"Party" means each party to this Deed from time to time, and "Parties" shall be construed accordingly.

"Property Act" means the Law of Property Act 1925.

"Quasi-Security" means, in respect of any person, any arrangement or transaction:

(a)	which involves the sale, transfer or other disposal of any of such person's assets on terms whereby they are or may be leased to or re-acquired by such person or any of its Affiliates;

(b)	which involves the sale, transfer or other disposal of any of such person's receivables on recourse terms;

(c)	under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	involving any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Specified Indebtedness or of financing the acquisition of an asset (including by way of a derivatives transaction).

"Receiver" means a receiver, receiver or manager or an administrative receiver as the Chargee may specify at any time in the relevant appointment made under this Deed, which terms will include any appointee made under a joint and/or several appointment by the Chargee.

"Related Rights" means:

(a)            in relation to an Account:

(i)	all rights which the Chargor may have against any person to require delivery to it of any of the Cash, Securities or other property from time to time held in or standing to the credit of such Account (or Related Rights thereto);

(ii)	all rights (contractually or otherwise) which the Chargor may have to give instruction relating to any of the Cash, Securities or other property held in or standing to the credit of such Account (or Related Rights thereto);

(iii)	all rights which the Chargor may have under the Custody Agreement relating to such Account; and

(iv)	all other rights, powers, benefits and privileges, present and future, which the Chargor may have in relation to such Account;

(b)            in relation to the Securities:

(i)	all rights, securities, monies or other assets accruing or offered by way of redemption, conversion, preference, bonus, option or otherwise in respect of;

(ii)	all dividends, distributions and any other income or sum paid or payable on, or received or receivable on, or otherwise deriving from;

(iii)	all allotments, accretions, offers, rights, benefits, claims, guarantees, indemnities, or covenants for title accruing, offered, or otherwise deriving from or incidental to;

(iv)	all certificate or other evidence of title to; and

(v)	all other rights, powers, benefits, privileges and entitlements (whether in rem or in personam, whether of a permanent or temporary nature, and whether present or future) of whatsoever nature relating to, deriving from, attributable to or exercisable by virtue of the ownership of, the Securities; and

(c)	in relation to any Charged Property (including any Charged Property referred to in paragraphs (a) and (b) above):

(i)	the proceeds of disposal of any part of that Charged Property;

(ii)	all moneys or proceeds (including the proceeds of any set-off or counterclaim) paid or payable on, or otherwise deriving from, that Charged Property;

(iii)	all awards or judgments in favour of the Chargor in relation to that Charged Property;

(iv)	all rights under any licence, agreement for sale or agreement for lease in respect of that Charged Property; and

(v)	all other rights, powers, benefits, claims, causes of action, contracts, warranties, remedies, Security, guarantees, indemnities or covenants for title in respect of or derived from that Charged Property.

"Relevant Jurisdictions" means in respect of the Chargor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property is situated; and

(c)	each jurisdiction whose laws govern a Transaction Document or the creation or granting of the Security in favour of the Chargee by or pursuant to this Deed.

"Secured Obligations" means all present and future money, obligations or liabilities due, owing or incurred to the Chargee by the Chargor under any Transaction Document, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all interest (including post-petition interest) accruing thereon, except for any obligation or liability which, if it were included, would cause that obligation or liability or any of the Security in respect thereof, to be unlawful, prohibited or invalid by or under any applicable law.

"Securities" means any stock, shares or in general any instruments commonly known as "shares" or "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, and in each case, whether in bearer, registered or global form and whether the same is evidenced or represented by scrips, certificates or other documents of title or documents evidencing title that are, for the time being or from time to time, deposited with or held by a central depository or depository agent, settlement system and/or clearing house or whether transactions involving or in respect of such securities are effected by an electronic and/or paper-based book entry system and not by way of instrument or otherwise.

"Securities Account" means the securities account with account number 009363 held in the name of the Chargor with the Custodian (as such account may from time to time be subsequently replaced, re-numbered or otherwise substituted).

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect.

"Share" has the meaning given to it in the Confirmation.

"Transaction Documents" means this Deed, the Custody Agreement and the Master Agreement (including the Confirmation), and "Transaction Document" means any or all of them.

"Voting Rights Notice" has the meaning given to it in Clause 9.2 (Voting rights).

1.2            Incorporation of terms by reference

Unless the context requires otherwise or unless the terms of this Deed provide otherwise, words and expressions defined or construed in the Master Agreement or the Confirmation shall have the same meanings when used in this Deed.

1.3            Construction

(a)            In this Deed, unless the contrary intention appears, a reference to:

(i)	"this Security" means the Security created or expressed to be created by this Deed;

(ii)	the "Chargor" or the "Chargee" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Transactions Documents;

(iii)	a "Transaction Document" or any other agreement, document or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced;

(iv)	"assets" includes present and future properties, revenues and rights of every description;

(v)	any rights in respect of an asset include all amounts and proceeds paid or payable, all rights to make any demand or claim, and all powers, remedies, causes of action, security, guarantees and indemnities, in each case, in respect of or derived from that asset;

(vi)	a "person" includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or reenacted;

(ix)	"including" shall be construed as "including, without limitation" and cognate expressions shall be construed similarly;

(x)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	"Disposal" means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and "dispose" will be construed accordingly.

(c)	"Losses" includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and "loss" shall be construed accordingly.

(d)	A Clause is a reference to a clause of this Deed.

(e)	Words importing the plural shall include the singular and vice and versa.

(f)	Unless the context otherwise requires, a reference to the Charged Property includes:

(i)	any part of the Charged Property (including, for the avoidance of doubt, any present or future assets that form part of the Charged Property); and

(ii)	any proceeds of, and the proceeds of the sale of, the Charged Property.

1.4            Headings

The headings in this Deed are for convenience only and shall not affect its meaning and references to a Clause, Schedule or paragraph are (unless otherwise stated and as the case may be) to a Clause of, Schedule to or paragraph of, this Deed.

1.5            Counterparts

This Deed may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Deed by signing any such counterpart.

1.6            No partnership

Nothing in this Deed or envisaged hereby shall operate, whether directly or indirectly, to constitute a partnership between the Chargor and the Chargee.

1.7            Certificates and Determinations

A certificate or determination of the Chargee or any Receiver or Delegate of a rate or amount under or in connection with this Deed, or any other certificate, determination, notification or opinion of the Chargee or any Receiver or Delegate provided for in this Deed will, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

1.8            Security enforceable

The Security and the rights of the Chargee under this Deed shall be enforceable notwithstanding any change in the constitution of the Chargee or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person.

1.9            Separate security arrangements

The Chargor and the Chargee intend that the security arrangements contemplated by this Deed constitute a "security financial collateral arrangement" (as defined in the Financial Collateral Regulations). To the extent that any Charged Property is not Financial Collateral, the Security created or expressed to be created under this Deed shall be construed as creating separate and distinct security, and be separate security arrangements, with respect to (i) Charged Property (and Related Rights in respect thereof) which are Financial Collateral and (ii) Charged Property (and Related Rights in respect thereof) which are not Financial Collateral.

1.10          Chargor intent

The Chargor expressly confirms that this Deed and this Security shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Transaction Document, any present or future transaction entered into pursuant to the Confirmation and/or any present or future facility or amount made available under any of the Transaction Documents including (without limitation) the entry of any one or more additional document or other confirming evidence that is or is expressed to be governed by the Master Agreement.

1.11          Deed

The Parties here intend that this document shall take effect as a deed notwithstanding that any party may only execute this document under hand.

2.              COVENANT TO PAY

The Chargor hereby unconditionally and irrevocably covenants with the Chargee that it shall pay, discharge and satisfy the Secured Obligations in accordance with the terms of the Transaction Documents.

3.              CREATION OF SECURITY

3.1            Common provisions

The Security constituted by or pursuant to this Deed is:

(a)	made with full title guarantee;

(b)	created in favour of the Chargee; and

(c)	continuing security for the payment, performance and discharge of all the Secured Obligations.

3.2            Security

(a)	The Chargor assigns absolutely by way of security all of its present and future rights, title and interest in and to the Cash Account (and Related Rights in respect thereof) and all cash (and Related Rights in respect thereof).

(b)	The Chargor assigns absolutely by way of security all of its present and future rights, title and interest in and to the Securities Account (and Related Rights in respect thereof) and all Securities (and Related Rights in respect thereof).

(c)	The Chargor charges by way of a first fixed charge all of its present and future right, title and interest in and to the Cash Account (and Related Rights in respect thereof) and all cash (and Related Rights in respect thereof) not at any time otherwise effective assigned by way of security to the Chargee pursuant to paragraph (a) above.

(d)	The Chargor charges by way of a first fixed charge all of its present and future right, title and interest in and to the Securities Account (and Related Rights in respect thereof) and all Securities (and Related Rights in respect thereof) not at any time otherwise effective assigned by way of security to the Chargee pursuant to paragraph (b) above.

3.3            Floating security interest

The Chargee and the Chargor acknowledge that the Chargor has granted the Security pursuant to Clause 3.2 (Security). Notwithstanding this, at any time prior to the release of the Security created under this Deed, the Chargee may permit such Security to take effect as a floating security interest, at which time, the Chargee will notify the Chargor accordingly and the provisions in Clause 3.4 (Crystallisation: by notice) and Clause 3.5 (Crystallisation: automatic) will apply.

3.4            Crystallisation: by notice

The Chargee may at any time by notice in writing to the Chargor convert (i) any security interest created pursuant to Clause 3.2 (Security) which takes effect, or is recharacterised as a floating security interest or (ii) any floating security interest effected pursuant to Clause 3.3 (Floating security interest), with immediate effect into a fixed security interest if:

(a)	an Enforcement Event has occurred;

(b)	the Chargee considers that an Account or any credit balance on that Account may be in jeopardy or in danger of being seized pursuant to any form of legal process;

(c)	the Chargee considers that it is desirable in order to protect the priority of the security; or

(d)	the Chargor requests the Chargee to exercise any of its powers under this Deed.

3.5            Crystallisation: automatic

Notwithstanding Clause 3.4 (Crystallisation: by notice) and without prejudice to any law which may have a similar effect, (i) any security interest created pursuant to Clause 3.2 (Security) which takes effect, or is recharacterised as a floating security interest, or (ii) any floating security interest effected pursuant to Clause 3.3 (Floating security interest) will automatically be converted (without notice) with immediate effect into a fixed security interest if:

(a)	the Chargor creates any Security (other than any Security permitted under the terms of the Transaction Documents), over an Account;

(b)            any person levies any distress, execution or other process against an Account;

(c)            an Administration Event occurs;

(d)            a Receiver is appointed over all or any part of an Account;

(e)	a meeting is convened for the passing of a resolution for the voluntary winding-up of the Chargor;

(f)             a petition is presented for the compulsory winding-up of the Chargor;

(g)            a provisional liquidator is appointed to the Chargor; or

(h)	a resolution is passed or an order is made for the dissolution or reorganisation of the Chargor,

or any analogous procedure or step is taken in any jurisdiction.

4.              NEGATIVE PLEDGE AND RESTRICTIONS ON DISPOSAL

(a)	Except as provided in paragraph (c) below, the Chargor shall not (and shall procure that none of its Affiliates shall) create or permit to subsist any Security or Quasi-Security over any Charged Property.

(b)	Except as provided in paragraph (d) below, the Chargor shall not:

(i)	dispose of all or any part of the Charged Property or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so; or

(ii)	dispose of the equity of redemption in respect of all or any part of the Charged Property.

(c)            Paragraph (a) above does not apply to:

(i)	this Security;

(ii)	the Security created under the Custody Agreement; and

(iii)	Security generally imposed on all securities in a Clearing System in which any Collateral Shares may be held.

(d)	Paragraph (b) above does not apply to any disposal in connection with the creation or enforcement of the Security or which is otherwise permitted under any Transaction Document.

5.              REPRESENTATIONS AND WARRANTIES

5.1            Security representations

The Chargor represents and warrants to the Chargee on the date of this Deed that this Security is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994 but in each case so that the covenants implied by the Law of Property (Miscellaneous Provisions) Act 1994 in relation to such assignment are construed with the omission of:

(a)	the words "other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about" in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994;

(b)	the words "except to the extent that" and all the words thereafter in section 3(2) of the Law of Property (Miscellaneous Provisions) Act 1994; and

(c)	section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994.

5.2            Other representations

The Chargor represents and warrants to the Chargee on the date of this Deed:

(a)            Status

(i)	The Chargor is a public company limited by shares, duly incorporated and validly existing under the laws of Hong Kong.

(ii)	The Chargor has the power to own its assets and carry on its business as it is being conducted.

(b)            Powers and authorisations

(i)	The Chargor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents and the transactions contemplated by the Transaction Documents.

(ii)	No limit on the powers of the Chargor will be exceeded as a result of the grant of security or giving of indemnities contemplated by the Transaction Documents.

(c)            Legal validity

(i)	Each Transaction Document constitutes the legally valid, binding and enforceable obligation of the Chargor.

(ii)	Each Transaction Document is in the proper form for its enforcement in the Chargor's Relevant Jurisdictions.

(d)            Non-conflict

The entry into and performance by the Chargor of, and the transactions contemplated by, the Transaction Documents do not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any document which is binding upon it or any of its assets.

(e)            Authorisations

(i)	All authorisations required by the Chargor in each of its Relevant Jurisdictions in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect (or will be when required).

(ii)	All authorisations required by the Chargor to make the Transaction Documents admissible in evidence in each of its Relevant Jurisdictions have been obtained or effected (as appropriate) and are in full force and effect (or will be when required).

(f)            Nature of security

This Deed creates the Security it purports to create and is not liable to be amended or otherwise set aside on its liquidation or administration or otherwise.

(g)            Charged Property

(i)	Under the laws of the jurisdiction where the relevant asset is situated, the Chargor:

(A)            has good and marketable title to the Charged Property;

(B)	is the sole and absolute legal and beneficial owner of the Charged Property (excluding the Collateral Shares); and

(C)	is the sole absolute beneficial owner of Collateral Shares.

(ii)	The Chargor has not created or allowed to exist any Security or Quasi-Security over any of the Charged Property, other than:

(A)	this Security;

(B)	the Security created under the Custody Agreement; and

(C)	Security generally imposed on all securities in a Clearing System in which any Collateral Shares may be held.

(h)            Accounts

(i)	The Chargor has not sold, transferred, lent, assigned, parted with its interest in or disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in and to the Custody Agreement (including its rights in respect of Collateral Cash or the Collateral Shares), or agreed to do any of the foregoing (other than pursuant to this Deed).

(ii)	The Chargor has not breached or defaulted under any provision of the Custody Agreement.

(iii)	No right for the Custodian or any other party to rescind, cancel or terminate the Custody Agreement has arisen or been exercised.

(iv)	The Accounts are located in England and Wales.

(v)	The Custody Agreement remains in full force and effect without any amendment, supplement or variation except for amendments, supplements or variations which are imposed on the Chargor by the Custodian in accordance with the terms of such agreement.

(vi)	The Accounts are maintained with the Custodian in accordance with the terms of the Custody Agreement.

(i)             Collateral Shares

(i)             The Collateral Shares:

(A)	are in book-entry form and held through a Clearing System;

(B)	are credited to the Securities Account;

(C)	have been duly authorised and validly issued;

(D)	are fully paid and non-assessable and no moneys or liabilities are outstanding or payable in respect of any of them;

(E)	are not subject to any shareholders' agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting, transfer or other contractual restrictions to which the Chargor is a party other than as set out in this Deed;

(F)	are not subject to any pre-emptive rights or restrictions on transfers or any lock-up or similar restrictions or right of first refusal or similar rights granted to any third party to which the Chargor is subject; and

(G)	are not subject to any transfer restrictions.

(ii)            The Collateral Shares:

(A)	do not, as a result of being made subject to this Security, result in any form of notification being required to be made to any governmental authority or to any other person by the Chargor or its Affiliates or any other person;

(B)	do not, as a result of being made subject to this Security, and would not, on enforcement of this Security or any appropriation or transfer of all or any part of those Securities by or to the Chargee or any other person:

(1)	result in a requirement for any approval to be obtained from any governmental authority or from any other person;

(2)	result in any clearance to deal being required under any applicable law or regulation by the Chargor or its Affiliates or any other person; or

(3)	result in a mandatory offer or bid having to be made by the Chargee or other person; and

(C)	are not subject to any other legal or contractual restriction, or on the ability of the Chargee to value, market, realise or enforce its Security over those Securities.

(j)             Ranking of security

This Security created by this Deed has or will have first ranking priority and it is not subject to any prior ranking or pari passu Security.

5.3            Times for making representations and warranties

The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(i)	Each representation and warranty set out in Clauses 5.2(g) (Charged Property) to 5.2(i) (Collateral Shares) is deemed to be repeated by the Chargor on each date until the date on which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

(ii)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

6.              PERFECTION OF SECURITY

6.1            Registration

The Chargor shall promptly (and in any event within one month of the date of this Deed) deliver to the Hong Kong Companies Registry the particulars of this Deed together with a certified copy of this Deed for registration pursuant to section 335 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong.

7.              FURTHER ASSURANCE

7.1            Further assurance

(a)	The covenants set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in paragraph (b) and (c) below.

(b)	The Chargor shall promptly (and at its own expense) do all such acts (including payment of all stamp duties or fees) or execute or re-execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions on terms equivalent or similar to those set out in this Deed) as the Chargee may reasonably specify (and in such form as the Chargee may reasonably require):

(i)	to perfect the Security created pursuant to this Deed (which may include the execution or re-execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of this Deed) or for the exercise of any rights, powers and remedies of the Chargee or any Receiver provided by or pursuant to this Deed or by law;

(ii)	to confer on the Chargee Security over any property and assets of the Chargor that are, or are intended to be, the subject of this Deed located in any jurisdiction which is equivalent or similar to the Security created or intended to be created under or evidenced by this Deed; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security created or intended to be created under or evidenced this Deed.

(c)	The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Chargee by or pursuant to this Deed.

7.2            Form of documents

Any documents referred to in this Clause 7 (Further Assurance) shall be in such form and contain such provisions as the Chargee may reasonably require.

8.              COVENANTS

8.1            Obligations generally

The Chargor shall comply with every covenant (whether restrictive or otherwise), obligation and provision with which it is required to comply, as set out in any Transaction Document or in any document affecting or constituting any of the Charged Property or its use and enjoyment, and not enter into any onerous or restrictive obligations affecting any of the Charged Property, except as permitted under the Transaction Documents.

8.2            Accounts

The Chargor undertakes to the Chargee that, except as expressly permitted under the provisions of this Deed or pursuant to other Transaction Documents, the Chargor shall not:

(a)	withdraw (or attempt to withdraw) or deal with (or agree, conditionally or unconditionally, to deal with) any of the monies or Securities standing to the credit of any Account;

(b)	vary, release or determine any Account, or compound with, discharge, waive, release, set-off or vary the liability of any other party thereunder, or concur in accepting or varying any arrangement or settlement relating thereto or attempt to do so; or

(c)	purport or attempt to do any other act or thing which, in the opinion of the Chargee, may in any way delay or prejudice the right of the Chargee to receive payment of such monies or Securities.

8.3            Custody Agreement

The Chargor must not, without the prior consent of the Chargee:

(a)	amend, vary or supplement any term of, or waive or grant any time or indulgence in respect of any term of the Custody Agreement;

(b)	impose any restriction on the ability of the Chargor to assign or transfer its rights under the Custody Agreement in favour of the Chargee; or

(c)	take or omit to take any action which might jeopardise the existence or enforceability of the Custody Agreement,

in each case, except as permitted under this Deed or other Transaction Documents.

8.4            Chargor still liable

Notwithstanding any other provision in this Deed or implied to the contrary:

(a)	the Chargor shall remain liable to perform all of the obligations assumed by it under or in respect of the Custody Agreement; and

(b)	neither the Chargee, any Receiver nor any Delegate shall, by reason of or arising out of this Deed or anything done under or in connection with it, have any obligation or liability whatsoever to any person (including the Chargor) to:

(i)	perform (whether or not as a result of the non-performance of the Chargor) or fulfil any of the obligations assumed by the Chargor under the Custody Agreement or make any payment thereunder;

(ii)	enforce payment or performance of any obligations of any person or party to the Custody Agreement; and

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it under or in respect of this Deed or the Custody Agreement.

9.              COLLATERAL SHARES

9.1            Calls

(a)	The Chargor must pay all calls or other payments due and payable in respect of any of the Collateral Shares (if any).

(b)	If the Chargor fails to do so, the Chargee may pay the calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Chargee for any payment reasonably made by the Chargee under this Clause 9.1 (Calls).

9.2            Voting rights

(a)	At any time prior to the delivery of a Voting Rights Notice, the Chargor shall be entitled to exercise or direct the exercise of the voting rights in respect of the Collateral Shares, provided that:

(i)	it does so for a purpose not inconsistent with any Transaction Document;

(ii)	the exercise of those rights would not:

(A)	have an adverse effect on the value of the Collateral Shares;

(B)	have an adverse effect on the ability of the Chargee to realise this Security; and

(C)	otherwise prejudice the interests of the Chargee under any Transaction Document or its control of any Charged Property.

(b)	To the extent the assistance of the Chargee is required in connection with the exercise of the Chargor's voting rights pursuant to paragraph (a) above, the Chargor must indemnify the Chargee or its representative against any loss or liability reasonably incurred by the Chargee or its representative as a consequence of the Chargee or its representative acting in respect of the Collateral Shares on the express direction of the Chargor.

(c)	Following the occurrence of an Enforcement Event, the Chargee may give notice to the Custodian pursuant to section 3.4 (Custodian to act for Secured Property) of the Custody Agreement (a "Voting Rights Notice") (with a copy to the Chargor, failure to give which shall not invalidate the Voting Rights Notice) that the Chargor's right under paragraph (a) above shall cease, and that the Chargee intends to exercise the voting and other rights under this paragraph, in which event:

(i)	the Chargee (or if the Chargee so directs, a Receiver or a Delegate) shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Collateral Shares and the Chargor shall promptly provide the Chargee or the Receiver or Delegate (if so required by the Chargee) with an irrevocable power of attorney to exercise in the Chargee's sole discretion the voting and other rights attached to such number of Collateral Shares as determined by the Chargee; and

(ii)	the Chargor shall promptly execute and/or deliver to the Chargee, the Receiver or the Delegate such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights

9.3            Clearing System

(a)	The Chargor must, if so requested by the Chargee and after the occurrence of an Enforcement Event, take whatever action the Chargee may reasonably request for the dematerialisation or rematerialisation of any Collateral Shares held in a Clearing System.

(b)	Without prejudice to the rest of this Clause, the Chargee may, at the expense of the Chargor and after the occurrence of an Enforcement Event, take whatever reasonable action is required for the dematerialisation or rematerialisation of the Collateral Shares as necessary.

9.4            Dividends

The Chargor shall ensure that all dividends, distributions and other Related Rights arising from the Collateral Shares and received by the Chargor that are:

(a)	in the form of cash are immediately paid or deposited into the Cash Account;

(b)	in any other form that are capable of being credited to the Securities Account, are immediately transferred and credited to the Securities Account,

provided that to the extent such dividends, distributions and other Related Rights are not received by the Chargor or not capable of being credited to the Securities Account, the Chargor shall take all such steps as the Chargee may require to ensure that such dividends, distributions and other Related Rights are promptly received or paid to the Chargee (or to its direction) and made subject to Security in favour of the Chargee which is equivalent or similar to the Security created or intended to be created under or evidenced by this Deed.

9.5            Maximum Number of Shares

The Parties agree that the number of Shares within the Securities Account that constitute Collateral Shares shall not exceed 11,717,300 (exclusive).

10.            ENFORCEMENT OF SECURITY

10.1          Enforceability powers

For the purpose of all rights and powers implied or granted by section 101 of the Law of Property Act 1925, the Secured Obligations are deemed to have fallen due on the date of this Deed. The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Deed shall be immediately exercisable at any time after an Enforcement Event has occurred.

10.2          Statutory powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to this Security, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Deed, those contained in this Deed shall prevail.

10.3          Exercise of Powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed, and all or any of the rights and powers conferred by this Deed on a Receiver (whether expressly or impliedly), may be exercised by the Chargee without further notice to the Chargor at any time after an Enforcement Event has occurred, irrespective of whether the Chargee has taken possession or appointed a Receiver of the Charged Property.

10.4          Disapplication of Statutory Restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the security constituted by this Deed.

10.5          Appropriation under the Financial Collateral Regulations

(a)	To the extent that any of the Charged Property constitutes Financial Collateral and this Deed and the obligations of the Chargor hereunder constitute "security financial collateral arrangement" (in each case as defined in, and for the purposes of, the Financial Collateral Regulations), the Chargee shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations and may exercise that right to appropriate by giving notice to the Chargor at any time after an Enforcement Event has occurred.

(b)	The Parties agree that the value of any such appropriated Financial Collateral shall be:

(i)	in the case of cash, its face value at the time of appropriation; and

(ii)	in the case of financial instruments or other Financial Collateral, the amount as determined by the Chargee as the Chargee's estimate (acting in a commercially reasonable manner) of the net proceeds that would be realised on a sale of such financial instruments or other Financial Collateral and (in respect of Financial Collateral that comprises publicly traded securities) taking into account such considerations as the Chargee, acting reasonably, deems appropriate at the time, which may include, without limitation, the following factors:

(A)	the current market price of that Financial Collateral as quoted on any public index, exchange or regulated market on which those securities are listed or admitted to trading;

(B)	the market liquidity of those securities;

(C)	the availability of alternative markets for, and price achievable or realisable from the sale in any such alternative market of, that Financial Collateral, in each case that the Chargee is aware of;

(D)	any adjustment to the price of that Financial Collateral that may be required if that Financial Collateral were to be sold in a block trade, accelerated book build or otherwise off-exchange; and

(E)	the number of relevant securities and the proportion that they bear to the total aggregate amount of such securities then in issuance,

as converted, where necessary, into the currency in which the Secured Obligations are denominated at a market rate of exchange prevailing at the time of appropriation selected by the Chargee. The Parties agree that the methods of valuation set out in this paragraph (b) are commercially reasonable for the purpose of the Financial Collateral Regulations.

11.            APPOINTMENT AND RIGHTS OF RECEIVERS

11.1          Appointment of Receiver

(a)	Subject to paragraph (c) below, at any time following the occurrence of an Enforcement Event, or if so requested by the Chargor, the Chargee may by writing under hand signed by any officer or manager of the Chargee, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

(b)	Section 109(1) of the Law of Property Act 1925 shall not apply to this Deed.

(c)	The Chargee shall be entitled to appoint a Receiver save to the extent prohibited by section 72A of the Insolvency Act 1986.

11.2          Removal of Receiver

The Chargee may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

12.            POWERS AND RIGHTS OF RECEIVERS

12.1          General powers of Receiver

Each Receiver appointed under this Deed shall have (subject to any limitations or restrictions which the Chargee may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Deed), so that the powers set out in schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the Chargor, each Receiver shall have the power to:

(a)	exercise all voting and other rights attaching to the Collateral Shares owned by the Chargor and comprised in the Charged Property, but only following a written notification from either the Receiver or the Chargee to the Chargor stating that the Chargee shall exercise all voting rights in respect of the Collateral Shares owned by the Chargor and comprised in the Charged Property;

(b)	redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(c)	settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to any of the Charged Property; and

(d)	do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 12.1, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

12.2         Receiver as agent

Each Receiver shall be the agent of the Chargor, which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him. The Chargee will not be responsible for any misconduct, negligence or default of a Receiver.

12.3         Remuneration

The Chargee may from time to time fix the remuneration of any Receiver appointed by it.

13.           APPLICATION OF PROCEEDS

13.1         Order of Application

Without prejudice to any rights of the Chargee or any Receiver or Delegate to recover any shortfall from the Chargor, all monies received or recovered by the Chargee or any Receiver or Delegate pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto) be applied in the order and manner as may be determined by the Chargee.

13.2         Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Deed.

13.3         Suspense Account

(a)	Until the Secured Obligations are paid in full, the Chargee or the Receiver (as appropriate) may place and keep (for such time as it shall determine) any money received, recovered or realized pursuant to this Deed or on account of the Chargor's liability in respect of the Secured Obligations in a separate suspense account (to the credit of either the Chargor or the Chargee or the Receiver as the Chargee or the Receiver shall think fit) pending application by the Chargee from time to time as the Chargee considers expedient in or towards discharge of the Secured Obligations.

(b)	Clause 13.1 (Order of Application) shall not, in any way, limit the rights of the Chargee under this Clause 13.3.

14.            PROTECTION OF CHARGEE AND RECEIVER

14.1          No Liability

Neither the Chargee nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence, wilful default under the Transaction Documents.

14.2          Possession of Charged Property

Without prejudice to Clause 14.1 (No Liability) above, if the Chargee or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

14.3          Primary liability of Chargor

The Chargor shall be deemed to be the principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations.

14.4          Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this this Deed, would reduce, release or prejudice any of its obligations under this this Deed (without limitation and whether or not known to it or the Chargee) including:

(a)	any time, waiver or consent granted to, or composition with, any person;

(b)	the release of any person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Transaction Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

(g)	any insolvency or similar proceedings.

14.5          Delegation

The Chargee may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Deed to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit. The Chargee will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any delegate.

14.6          Cumulative Powers

The powers which this Deed confers on the Chargee and any Receiver appointed under this Deed are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Chargee or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Chargee and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

15.            PROTECTION OF THIRD PARTIES

15.1          No Obligation to Enquire

No purchaser from, or other person dealing with, the Chargee or any Receiver (or their agents) shall be obliged or concerned to enquire whether:

(a)	the right of the Chargee or any Receiver to exercise any of the powers conferred by this Deed has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power; or

(b)	any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

15.2          Receipt Conclusive

The receipt of the Chargee or any Receiver shall be an absolute and a conclusive discharge to a purchaser.

16.            CONTINUATION AND PRESERVATION OF SECURITY

16.1          Continuation of accounts

In the event of the commencement of the winding-up of the Chargor or of this Deed ceasing for any reason to be binding on the Chargor or if the Chargee receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent or other Security or other like interest, matter, event or transaction affecting the Charged Property or any part thereof, the Chargee may at any time open a new account or accounts for the Chargor in its books. If the Chargee does not in fact open such new account then, unless it gives express notice in writing to the Chargor to the contrary, it shall nevertheless be treated as if it had in fact opened such account or accounts at the time when it received or was deemed to have received such notice. As from that time and unless such express notice in writing shall be given to the Chargor by the Chargee, all payments by or on behalf of the Chargor to the Chargee will be credited or be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations at the time when such notice was received or deemed to have been received.

16.2          Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee or any Receiver or Delegate (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security in respect of the Secured Obligations or claim payment from any person before enforcing this Security. This waiver applies irrespective of any law or provision of the Transaction Documents to the contrary.

16.3          Continuing Security

This Security shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Chargee and shall extend to the ultimate balance of the Secured Obligations notwithstanding any interim or intermediate payment, discharge, settlement of account, reduction or repayment of the Secured Obligations or any other matter or thing whatsoever.

16.4          Cumulative Security

This Security shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold in respect of the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. This Security shall not merge with or be in any way prejudiced or affected by any of the other Transaction Documents or any other Security held by the Chargee (acting in any capacity) over the whole or any part of the Charged Property, nor shall any of the other Transaction Documents, any such Security or the liability of either Chargor or any other person for all or any part of the Secured Obligations be in any way prejudiced or affected by this Deed.

17.           POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Chargee, each Receiver and any person nominated for the purpose by the Chargee or any Receiver (in writing and signed by an officer of the Chargee or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the terms of this Deed, or which may be required or deemed proper in the exercise of any rights or powers conferred on the Chargee or any Receiver under this Deed or otherwise for any of the purposes of this Deed, and the Chargor covenants with the Chargee and each Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

18.           AMENDMENTS, WAIVERS AND REMEDIES

18.1          Amendments

Any term of this Deed may be amended only with the prior consent of the Parties, and any term of this Deed may be waived only with the prior consent of the Chargee. Any such amendment or waiver must be in writing and will be binding on both Parties.

18.2          Waivers

No failure or delay by the Chargee in exercising any right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or any partial exercise or waiver of any right or remedy preclude its further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

19.           REINSTATEMENT AND RELEASE

19.1          Amounts Avoided

If any amount paid by the Chargor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Chargor or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid. No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

19.2          Discharge Conditional

Any settlement or discharge between the Chargor and Chargee shall be conditional upon no security or payment to the Chargee by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of the Chargee under this Deed) the Chargee shall be entitled to recover from the Chargor the value which the Chargee has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

19.3          Covenant to Release

Once all the Secured Obligations have been irrevocably paid in full and the Chargee does not have any actual or contingent liability to advance further moneys to, or incur liability on behalf of, the Chargor, the Chargee shall, at the request and cost of the Chargor, execute any documents (or procure that its nominees execute any documents) or take any action which may be necessary to release the Charged Property from the Security constituted by this Deed.

20.           CURRENCY

20.1          Conversion

All moneys received or held by the Chargee or any Receiver under this Deed may be converted into any other currency which the Chargee considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the Chargee's spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

20.2          No discharge

No payment to the Chargee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Chargee has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Deed to recover the amount of the shortfall.

21.           THIRD PARTY RIGHTS

Save for any Receiver or Delegate or any attorney or nominee of the Chargee, any Receiver or any Delegate and any person appointed by any of them in accordance with the provisions of this Deed and except as expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed. Notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

22.           NO SET-OFF BY CHARGOR

The Chargor will pay all amounts payable under this Deed without any set-off, counterclaim or deduction whatsoever unless required by law, in which event the Chargor will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to be made.

23.           RULING OFF

If the Chargee receives notice of any subsequent Security or other interest affecting any of the Charged Property, it may open a new account for the Chargor in its books. If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations.

24.           REDEMPTION OF PRIOR CHARGES

The Chargee may, at any time after an Enforcement Event has occurred, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor. The Chargor will on demand pay to the Chargee all principal moneys and interest and all losses incidental to any such redemption or transfer.

25.           NOTICES

25.1          Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax, electronic mail or letter.

25.2          Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below or any substitute address, email address, fax number or department or officer as the Party may notify to the other Party by not less than five Local Business Days' notice.

The Chargor

Address:	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong

Attention:	Kenneth Yeung / Max Liu / Paul Szeto

Email:	kenneth.yeung@fosun.com/	maxliu@fosun.com/
paulszeto@fosun.com / hkbank@fosun.com

The Chargee

Address:	Natixis - Strategic Equity Transactions Department, Level 72, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Attention:	Middle Office SET

Email:	set.moasia@natixis.com

25.3          Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective (subject to paragraph (c) and (d) below and, in the case of the Chargee, to paragraph (b) below):

(i)	if by way of fax, when received in legible form;

(ii)	if by way of email, when sent;

(iii)	if by way of internationally recognised courier service, when such courier service has obtained a delivery confirmation from or on behalf of the recipient; or

(iv)	if by way of letter, when it has been left at the relevant address or five Local Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Chargee will be effective only when actually received by the Chargee and then only if it is expressly marked for the attention of the department or officer identified with the Chargee's signature below (or any substitute department or officer as the Chargee shall specify for this purpose).

(c)	Where multiple emails or postal addresses are specified in relation to a Party, another Party giving notice by email or letter to that Party shall send a copy of the communication or document to each such email or (if the notice is being delivered, couriered or posted by letter) postal address, but provided that the communication or document made or delivered is effective (in accordance with this Clause 25.3) in relation to at least one such email or (as the case may be) postal address it shall be regarded as effective notice to that Party (subject, in the case of the Chargee to paragraph (b) above) for the purposes of this Deed.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above after 5:00 p.m. (Hong Kong time) or on a day that is not a Local Business Day, shall be deemed only to become effective on the following Local Business Day.

25.4          Notification of address, email address and fax number

Promptly upon changing its address, email address or fax number, a Party shall notify the other Party.

25.5          English language

(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Chargee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.            ASSIGNMENTS AND TRANSFERS

26.1          Successors

This Deed shall be binding upon and enure to the benefit of the Chargor and the Chargee and their respective successors and permitted assigns and transferees.

26.2          No assignment by Chargor

The Chargor shall not in any way be entitled to assign or transfer all or any of its rights or obligations under this Deed.

26.3          Assignment by Chargee

The Chargee may, at any time, assign or otherwise transfer all or any part of its rights under this Deed as permitted by the Master Agreement, and the Chargor hereby authorises the Chargee to execute on its behalf any document required to effect such assignment or transfer.

27.           MISCELLANEOUS

27.1          Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

27.2          Enforcement Expenses

The Chargor shall, immediately on demand, pay to each of the Chargee and any Receiver the amount of all costs and expenses (including legal fees) incurred by it that each of the Chargee or any Receiver determines, in its good faith, that are necessary and properly incurred in connection with the enforcement of or the preservation of any rights under (and any documents referred to in) this Deed and any proceedings instituted by or against the Chargee as a consequence of taking or holding this Security or enforcing these rights and, on a sale of any Charged Property, any costs associated with such sale including, but not limited to, the placing of such Charged Property on an accelerated basis (which shall include brokerage fees charged or incurred by the Chargee and any of its Affiliates or agents for placing such Charged Property, such fees to be set by reference to prevailing market conditions at the time of placement and the fees charged by or to the Chargee for similar placings).

28.           GOVERNING LAW AND JURISDICTION

28.1          Governing law

This Deed and any non-contractual claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

28.2          Jurisdiction

(a)	Subject to paragraph (b) below, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this Deed) (a "Dispute"). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(b)	The Parties agree that, for the benefit of the Chargee only, nothing in this Deed shall limit the right of the Chargee to bring any legal action against the Chargor in any other court of competent jurisdiction.

28.3          Waiver of immunity

The Chargor irrevocably and unconditionally:

(a)	agrees not to claim any immunity (to the extent that it may at any time exist whether on the grounds of sovereignty or otherwise) from any proceedings brought by the Chargee against it in relation to this Deed (whether for an injunction, specific performance, damages or otherwise) or from attachment (whether in aid of execution before judgment or otherwise) of its assets or from execution of judgment and to ensure that no such claim is made on its behalf;

(b)	agrees that it and its assets are and shall be subject to such proceedings, attachment or execution in respect of its obligations under this Deed;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.

29.            SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Chargor, if not incorporated in England and Wales:

(a)	irrevocably appoints Fosun Management (UK) Limited of Units 18 & 19 Part First Floor, The Royal Exchange, London, United Kingdom, EC3V 3LN as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by the agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF this Deed has been signed by the Chargee and executed as a deed by the Chargor and the Chargor intends to deliver and hereby delivers the same on the date first above written.

SIGNATORIES

THE CHARGOR EXECUTED as a DEED by FOSUN INTERNATIONAL LIMITED 復星國際有限公司	) ) )

/s/ Chen Qiyu
Name:	Chen Qiyu
Title:	Director

/s/ Gong Ping
Name:	Gong Ping
Title:	Director/Company Secretary

Signature Page – Security Agreement

THE CHARGEE

EXECUTED by NATIXIS

By:	/s/ Stephan Verhelst
Name:	Stephan Verhelst
Title:	Managing Director Head of Strategic Equity Transactions, Asia

/s/ Cathy Lam
Name:	Cathy Lam
Title:	Vice President

Signature Page – Security Agreement